Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145282 on Form S-3 and Registration Statement Nos. 333-117811, 333-127876, 333-137332, 333-149049 and 333-160225 on Form S-8 of our report dated March 16, 2010, relating to the consolidated financial statements of MannKind Corporation (a development stage company), and of our report dated March 16, 2010 relating to the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Los Angeles, California
March 16, 2010